Exhibit 16.1

October 7, 2020

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 7, 2020 of Eagle Bancorp, Inc. (the Company) and are in agreement with the statements contained therein concerning our firm. We have no basis to agree or disagree with the other statements of the Company contained therein.

Sincerely,

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina